Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     We hereby consent to the use of our estimates of proved reserves and future cash flows of Quest Resource Corporation’s properties as of May 31, 2004 and December 31, 2004, 2005, 2006 and 2007 and information based on our reserve reports in this Form S-4 Registration Statement (the “Registration Statement”) and the joint proxy statement/prospectus to which the Registration Statement is related.
     We also consent to the reference to us under the heading “Experts” in the Registration Statement and the joint proxy statement/prospectus to which the Registration Statement is related.
/s/ Cawley, Gillespie & Assoc., Inc.

Ft. Worth, Texas
February 6, 2008